Exhibit 99.1

Contacts:	Nick Venuto	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4667
kgann@nanogen.com

NANOGEN ANNOUNCES STOCK LISTING TRANSFER FROM NASDAQ GLOBAL

MARKET TO NASDAQ CAPITAL MARKET

SAN DIEGO (May 23, 2008) – Nanogen, Inc. (NASDAQ: NGEN), developer of in vitro diagnostic products, received approval from the NASDAQ Listing Qualifications Staff to transfer the listing of its common stock from the NASDAQ Global market to the NASDAQ Capital Market. The transfer is effective as of the Market opening on Tuesday, May 27, 2008.

The NASDAQ Capital Market is one of the three market tier designations for NASDAQ-listed stocks, and presently includes over 550 companies. The NASDAQ Capital Market operates in substantially the same manner as the NASDAQ Global Market. Nanogen’s trading symbol will remain “NGEN” and trading of the Company’s stock will be largely unaffected by this change. Securities listed on the NASDAQ Capital Market must satisfy all applicable qualification requirements for NASDAQ securities and all companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards. The NASDAQ Capital Market is not related to, nor does it operate similarly to the over-the-counter markets, including the OTCBB and Pink Sheets.

The listing transfer is part of the Company’s action taken in response to a letter received from NASDAQ in November 2007 regarding Nanogen’s non-compliance with Marketplace Rule 4405(a)(5), the minimum bid price requirement of $1.00 per share, which is a requirement of NASDAQ to maintain continued listing. Once Nanogen’s securities are transferred to the NASDAQ Capital Market, it will have an additional 180 calendar days from the original May 27, 2008 deadline, or until the end of November 2008, to regain compliance with NASDAQ’s minimum bid price requirement of $1.00 per share.

About Nanogen, Inc.

Nanogen, Inc., develops diagnostic products that enable physicians to deliver improved patient care. Its products allow faster and easier diagnosis, treatment and monitoring of cardiovascular disease and a range of infectious diseases. The company’s products include molecular diagnostic kits and reagents, and kits for rapid point-of-care testing. Nanogen has pioneered the development of biomarkers, molecular biology technologies and nanotechnology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether additional capital can be raised, whether we will be able to maintain the listing requirements of the NASDAQ Capital Market, whether cash flow breakeven can be achieved, whether revenues will continue to increase and expenses continue to decrease, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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